Exhibit 99.1
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MEREDITH CORPORATION CREATES INTERACTIVE
AND INTEGRATED MARKETING GROUP

Part of growth initiatives that include $100 million investment in Internet and E-commerce activities, consumer database enhancements and strategic alliances


DES MOINES, IA -- March 8, 2000 -- Meredith Corporation (NYSE: MDP), one of America's leading media and marketing companies, today announced several major strategic initiatives designed to position the company for significant growth in a rapidly changing business environment that stresses convergence, interactivity and greater advertising accountability. These initiatives include:

1. Creation of the Meredith Interactive and Integrated Marketing Group to complement Meredith's existing Publishing and Broadcasting Groups.

2. Expansion and acceleration of Internet-related efforts on a company-wide basis.

3. Implementation of a series of consumer marketing initiatives designed to grow the profit contribution of its circulation activities.

4. Closing certain operations that no longer fit its business objectives.

To move forward with these initiatives, Meredith is committing up to $100 million for investments in Internet and e-commerce activities, continued development of its consumer database, and strategic alliances and partnerships. Additionally, the company plans to provide at least $10 million annually in marketing support to grow these businesses through advertising in its magazines
and at its television stations.   Meredith will also increase its investments
in circulation initiatives and write down certain assets.

"We believe the measures we are outlining today will significantly increase revenue growth for Meredith Corporation, leading to increased shareholder value," said Meredith Chairman and CEO William T. Kerr. He also pointed out that Meredith is undertaking these initiatives with a unique set of assets to build upon, including:

-- Strong publishing and broadcasting brands that reach 75 million American consumers every month. Meredith is considered the nation's leading home and family publisher and reaches 65 million Americans monthly with its magazines. Its 12 television stations, which include eight in top 35 markets, reach nearly 10 percent of U.S. television households.

-- A wealth of content - from magazines, books, television programming and Web sites - that is distributed over multiple platforms.

-- A 60-million name consumer database with information on seven out of 10 U.S. home-owning households - the most extensive among American media companies.

-- An Internet presence that includes 26 branded sites that drive user traffic and generate registrations.


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--  Broad integrated marketing relationships with a number of America's leading companies and brands - including The Home Depot, Kraft, Nestle and many more.

"As you can see, we are launching these initiatives from a very strong foundation," Kerr said.


Creation of new group

Meredith's first initiative is the creation of the Meredith Interactive and Integrated Marketing Group. Stephen M. Lacy, who has served as Meredith's Vice President - Chief Financial Officer since February 1998, has been promoted to President of this group. He will report to Christopher M. Little, who in addition to his present duties as Meredith Publishing Group President, is being named a Corporate Senior Vice President.

"This new group strategically aligns the high-growth areas of integrated marketing, interactive media and database operations - keys to increasing shareholder value over time," Kerr said. "We are already an industry leader in integrated marketing in terms of the number of clients, the depth of their activities and the measurable results we've achieved together. And there is tremendous growth potential here as well.

"We believe the lessons learned from the Internet are about linkage, connectivity and integration - both for our marketing partners and consumers," Kerr continued. "The creation of this new business group is an important event in the history of our company, and will help us drive revenue growth in areas beyond traditional advertising."


Internet investments

The second initiative is an expansion and acceleration of Meredith's current Internet-related activities. This will involve numerous initiatives over the next 12 to 36 months. Currently, Meredith plans to focus its attention on:

-- Creating the premier home and family Internet site, including the development of vertical portals around its core content areas of decorating, food, home improvement and remodeling. Employing a modular architecture, the company plans to use its award-winning flagship site - Better Homes and Gardens.com - as a launch platform, with branded content available for other publishing and broadcasting sites.

-- Expanding its local portal marketing strategy at its 12 local broadcast stations. This includes Internet, streaming video and bandwidth initiatives to leverage the stations' news-gathering assets and their unique position within the communities they serve.

-- Undertaking a significant effort to reduce costs by shifting a meaningful amount of traditional magazine circulation and renewal efforts from the mail to the Internet.

-- Enlarging its program of strategic alliances and equity investments in Internet partners who can accelerate Meredith's online development efforts.


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--  Developing and repurposing Meredith-branded content for use by major marketing partners on the Internet.


Consumer marketing initiatives

Meredith also plans a series of consumer marketing initiatives designed to grow the profit contribution of its circulation efforts. To that end, Meredith will be:

-- Expanding Internet-based initiatives to encourage more consumers to use the Web to subscribe to and renew Meredith magazines.

-- Increasing its use of direct mail to generate subscriptions. The continuing success and growing sophistication of its database activities now make it possible for the company to mail effectively to a broader and deeper universe of names. While Meredith already relies less on outside sources to generate subscriptions than industry norms, increasing direct mail solicitations will produce better long-term circulation economics.

-- Accelerating its mailing schedule in calendar 2000. An anticipated postal increase is likely to result in an increase in mailings late in the year. This may cause a temporary reduction in industry response rates, and it is Meredith's goal to lessen this impact.

-- Enhancing efforts to drive single-copy sales. Unlike many in the magazine industry, single-copy sales are a growing revenue stream for Meredith, and the company recently secured an additional 50,000 magazine checkout pockets at major retailers, bringing its total pockets at retail to nearly 600,000.

-- Increasing the frequencies and/or rate bases of several Meredith magazines, including More, Renovation Style, Family Money, and Paint Decor. Also, Meredith will launch Hometown Cooking and Antiques Extra - two magazines that have recently completed successful tests - as regular subscription titles.


Closing certain properties

The company plans to close operations that no longer fit its business strategy nor provide significant opportunity for revenue growth. As a result, Meredith will close Cross Stitch & Needlework and Decorative Woodcrafts magazines with the July-August issues.

While not part of the strategic moves articulated today, Meredith has decided to close Crayola Kids magazine with the May issue. Although Crayola Kids is a well-respected franchise, Meredith and the licensor of the Crayola Kids name - Binney & Smith - have major strategic differences about how it should be managed.


Short-term financial impact

Meredith anticipates that incremental spending related to its investments in Internet and e-commerce activities, continued development of its consumer database and strategic alliances and partnerships will impact fiscal 2000

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fourth quarter earnings per share between 2 to 3 cents.  Investment spending related to the circulation initiatives is expected to impact fiscal 2000 fourth quarter earnings per share by 8 to 10 cents, due to accounting rules that require expensing these costs at the time of mailing rather than over the term of the subscription. One-time charges for the write-off of nondeductible intangibles, severance payments and other charges related to the magazine closings will cost between 35 to 37 cents per share in the fiscal 2000 fourth quarter. The company believes the overall impact of these actions will be in the 45 to 50 cents per share range for the fiscal 2000 fourth quarter.

Looking to fiscal 2001, the company expects incremental Internet investment to be 10 to 15 cents per share for the year, while the incremental circulation investments will be 8 to 10 cents per share.

"While the moves announced today will have a short-term financial impact on the company, we believe they will be instrumental in fueling a period of impressive growth and expansion," said Kerr. "Meredith was in a similar position in the early 1990s. At that time, we performed careful analysis, established demanding financial objectives and made strategic decisions. The result was a period of strong financial performance and stock price appreciation. We believe we're again setting the stage for continued long-term success here at Meredith."


About Meredith

Meredith Corporation (www.meredith.com) is one of the nation's leading media and marketing companies with businesses centering on magazine and book publishing, television broadcasting, integrated marketing and interactive media. Meredith publishes 20 subscription magazines, including Better Homes and Gardens and Ladies' Home Journal, and more than 100 special interest publications. Meredith owns 12 television stations - located in fast-growing markets such as Atlanta, Phoenix, Orlando, Portland and Las Vegas - and produces original television programming based on its strong brands.
Meredith's consumer database, which contains more than 60 million names, is the largest domestic database among media companies and enables magazine and television advertisers to precisely target marketing campaigns. Additionally, Meredith has an extensive Internet presence, including branded anchor tenant positions on America Online.


Statement on forward-looking information

This news release contains forward-looking information that is subject to certain risks and uncertainties based on management's current knowledge and estimates of factors affecting the company's operations. Actual results may differ materially from those currently anticipated. Factors which could adversely affect future results include, but are not limited to, changes in advertising and consumer demand, paper prices, postal rates and other adverse economic conditions nationally, regionally or in specific local markets. A complete description can be found on page 22 of Meredith's fiscal 1999 annual report, or in its Form 10-K filing.





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